October 10, 2017

Dear Shareholder:

It is our privilege to report a strong first nine months of 2017 for Wilson Bank Holding Company, with favorable financial results augmented by recent successes and future opportunities at the local level throughout our bank’s footprint.

Strong economies in each of the eight counties we serve have contributed to a productive year for our bank to date. Total assets as of September 30, 2017 stood at $2.30 billion, representing an increase of $102 million since December 31, 2016. After-tax income was $19,950,000 for the first nine months of 2017, compared with $18,831,000 for the same period last year. The latest price at which Wilson Bank Holding Company common stock has been sold was $43.75 per share.

Your bank also received the “Bauer Financial 5 Star” award for the quarter ended June 30, 2017.

Investing in our bank’s future is a priority for us, and that focus is evident in a number of current and upcoming projects. Most notable is the construction of our 67,000 square foot Operations Center behind the bank’s Main Office in Lebanon. There, operational employees currently housed in multiple locations will come together in a state-of-the-art facility to create a more efficient and connective workflow. Construction is on schedule with an opening planned for April, 2018.

Our new Nashville Office located at 2930 West End Avenue opened on August 29th. The response to this office has exceeded our expectations. We ask you to please encourage your Nashville family and friends to visit our new office. Our new office at Highway 96 in Murfreesboro continues to grow and we are very pleased with the activity of this office.

We would like to extend a special invitation to you to attend our 30th Annual Oktoberfest on October 21st and 22nd here at the Main Office in Lebanon. This will be a grand celebration of our 30 years of giving back to the community.

Your ongoing support helps us post strong financial results as an independent institution. On behalf of our board of directors, thank you for helping us to keep thriving and growing as an organization.

Sincerely,

Randall Clemons	J. Anthony Patton
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company